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Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BlackRock Science and Technology Term Trust

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Saba Capital Management, L.P.

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Boaz Weinstein Doesn't Care About Being "Besties" with Larry Fink | Observer

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Boaz Weinstein Doesn't Care About Being 'Besties' with BlackRock's Larry Fink

From observer.com

Boaz Weinstein Doesn’t Care About Being ‘Besties’ with BlackRock’s Larry Fink

Board election rules put in place by BlackRock "would make Vladimir Putin blush," said the hedge fund manager of his governance battle with the asset manager.

By Alexandra Tremayne-Pengelly

Boaz Weinstein’s battle with BlackRock is heating up. Taylor Hill/Getty Images

The long-running dispute between asset manager BlackRock (BLK) and Boaz Weinstein’s hedge fund Saba Capital Management shows no signs of slowing down. An aggressive push from Saba to bring change to closed-end BlackRock funds has led to litigation, contentious messages and proxy battles. But according to Weinstein, the fight isn’t personal.

“I’m not looking to not be besties with [BlackRock CEO] Larry Fink,” he said today (June 25) at the Bloomberg Invest Conference in New York. “I’m just looking to make my investors money.” Weinstein is the founder and chief investment officer of Saba, which employs an investment strategy known as closed-end fund arbitrage to acquire shares in funds that trade at a discount of the underlying value of their assets and sell them at net asset value (NAV) for a profit. According to Saba, several of the asset manager’s closed-end funds—which have a limited number of shares—are underperforming under BlackRock’s management. The hedge fund has spent more than a year advocating to turn these into open-ended funds and allow investors to redeem shares with BlackRock at full value and unlock some $1.4 billion in gains.

In an attempt to enact these changes, Saba is pushing for a shift in governance. Claiming BlackRock trustees are not capable of acting in the best interests of all shareholders, it has nominated trustees at the 10 BlackRock funds and is seeking to replace a majority of the board at three funds and a minority at the remaining seven. The $1.6 billion BlackRock Innovation and Growth Term Trust (BIGZ), which Weinstein described as “the fund that has gotten the most of my attention,” is one of the funds where Saba is seeking a majority.

Fighting for boardroom changes

Weinstein said a shareholder meeting conducted today for BIGZ indicated strong support for the hedge fund’s nominees, with seven Saba nominees receiving more votes than all BlackRock nominees and four Saba nominees receiving more than twice as many votes than those elected by the asset manager.

“If more than two-thirds voted one way, BlackRock can no longer say that they purport to speak for the shareholder,” Weinstein said at today’s event. “The shareholder has spoken. We won,” he added. Saba’s nominees include Athanassios Diplas, Deutsche Bank (DB)’s former chief risk officer for global credit trading, and Alexander Vindman, a former member of the White House National Security Council.

“The independent, preliminary results for BIGZ aren’t yet available, but we do believe that a majority of the votes in Saba’s favor are coming from Saba itself, and not other shareholders,” said BlackRock in a statement, adding that preliminary results from shareholder meetings held earlier this month indicate that Saba’s board nominees for other funds have been rejected.

The proxy battle is the latest twist in a lengthy crusade against BlackRock. Weinstein’s hedge fund in 2023 won a lawsuit against the asset manager over shareholder voting rights. In March, it launched another lawsuit claiming that BlackRock is using a bylaw at one of its closed-end funds that makes it especially difficult for new trustees to gain board seats. According to Weinstein, the litigation is a result of Blackrock putting “in place election rules that would make Vladimir Putin blush.”

Both Saba and BlackRock have attempted to sway investors ahead of a series of shareholder meetings this month regarding the governance of the closed-end funds. Earlier this year, BlackRock sent a message to thousands of clients stating that their funds are “under attack” by Saba. The hedge fund has created a dedicated website laying out its campaign with a landing page that reads “Fink about it” in reference to BlackRock’s CEO.

In addition to shaking up boards, Saba is attempting to oust BlackRock as the manager of six of the 10 funds overseeing around $10 billion in assets. BlackRock, meanwhile, has argued that Saba is merely attempting to enrich itself instead of shareholders and has reportedly warned investors of the hedge fund’s past history of taking over closed-end funds and shifting their compositions.

According to Weinstein, Saba doesn’t necessarily want to assume management of the funds. “This is not my first rodeo,” said the hedge funder, adding that Saba has embarked on around 80 similar campaigns but only taken over a fund’s management in two instances. “We don’t come into it with that goal, we come into it with the goal of making our investors money,” he added.